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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 23)

                               Moore Products Co.

                                (Name of Issuer)

                     Common Stock, par value $1.00 per share

                         (Title of Class of Securities)

                                   615836-10-3

                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement: [  ]

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                                PAGE 1 OF 9 PAGES


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-------------------------------------                ---------------------------
          CUSIP NO. 615836-10-3               13G    PAGE 2 OF 9 PAGES
-------------------------------------                ---------------------------
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(1)      NAME OF REPORTING PERSON                    Frances O. Moore
         S.S. or I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A              (a)      [ ]
         MEMBER OF A GROUP*                          (b)      [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE                        United States
         OF ORGANIZATION
--------------------------------------------------------------------------------
 NUMBER OF                 (5)      SOLE VOTING                     0
  SHARES                            POWER
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY                 (6)      SHARED VOTING             326,854
    EACH                            POWER
 REPORTING             ---------------------------------------------------------
  PERSON                   (7)      SOLE                            0
   WITH                             DISPOSITIVE
                                    POWER
                       ---------------------------------------------------------
                           (8)      SHARED                    326,854
                                    DISPOSITIVE
                                    POWER
--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY                        326,854
         OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT                    [ ]
         IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED                         12.3%
         BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*                   IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------                ---------------------------
          CUSIP NO. 615836-10-3               13G    PAGE 3 OF 9 PAGES
-------------------------------------                ---------------------------
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(1)      NAME OF REPORTING PERSON                    Thomas C. Moore
         S.S. or I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A              (a)      [ ]
         MEMBER OF A GROUP*                          (b)      [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE                        United States
         OF ORGANIZATION
--------------------------------------------------------------------------------
 NUMBER OF                 (5)      SOLE VOTING             31,992
  SHARES                            POWER
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY                 (6)      SHARED VOTING          313,000
    EACH                            POWER
 REPORTING             ---------------------------------------------------------
  PERSON                   (7)      SOLE                    31,992
   WITH                             DISPOSITIVE
                                    POWER
--------------------------------------------------------------------------------
                            (8)     SHARED                 313,000
                                    DISPOSITIVE
                                    POWER
--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY                     345,992
         OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT                 [ ]
         IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED                      13.4%
         BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*                         IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------                ---------------------------
          CUSIP NO. 615836-10-3               13G    PAGE 4 OF 9 PAGES
-------------------------------------                ---------------------------
--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON                    James O. Moore
         S.S. or I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A              (a)      [ ]
         MEMBER OF A GROUP*                          (b)      [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE                        United States
         OF ORGANIZATION
--------------------------------------------------------------------------------
 NUMBER OF                 (5)      SOLE VOTING                37,333
  SHARES                            POWER
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY                 (6)      SHARED VOTING             313,000
    EACH                            POWER
 REPORTING             ---------------------------------------------------------
  PERSON                   (7)      SOLE                       37,333
   WITH                             DISPOSITIVE
                                    POWER
                       ---------------------------------------------------------
                           (8)      SHARED                    313,000
                                    DISPOSITIVE
                                    POWER
--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY                        353,233
         OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT                    [ ]
         IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED                         13.6%
         BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------                ---------------------------
          CUSIP NO. 615836-10-3               13G    PAGE 5 OF 9 PAGES
-------------------------------------                ---------------------------
--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON                    William B. Moore
         S.S. or I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A              (a)      [ ]
         MEMBER OF A GROUP*                          (b)      [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE                        United States
         OF ORGANIZATION
--------------------------------------------------------------------------------
 NUMBER OF                 (5)      SOLE VOTING                40,378
  SHARES                            POWER
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY                 (6)      SHARED VOTING             313,000
    EACH                            POWER
 REPORTING             ---------------------------------------------------------
  PERSON                   (7)      SOLE                       40,378
   WITH                             DISPOSITIVE
                                    POWER
                       ---------------------------------------------------------
                           (8)      SHARED                    313,000
                                    DISPOSITIVE
                                    POWER
--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY                        364,128
         OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT                    [ ]
         IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED                         14.0%
         BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*                            IN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               PAGE 6 OF 9 PAGES

AMENDMENT NO. 23 TO SCHEDULE 13G OF FRANCES O. MOORE, THOMAS C. MOORE, JAMES O. MOORE, AND WILLIAM B. MOORE

RE: COMMON STOCK OF MOORE PRODUCTS CO.

ITEM 4. OWNERSHIP: (AS OF DECEMBER 31, 1997)

        OWNERSHIP: FRANCES O. MOORE

        (a) AMOUNT BENEFICIALLY OWNED:      326,854(1) SHARES

        (b) PERCENT OF CLASS: 12.3%

        (c) NUMBER OF SHARES AS TO WHICH
            SUCH PERSON HAS:

            (i)   SOLE POWER TO VOTE OR           0
                  DIRECT THE VOTE:

            (ii)  SHARED POWER TO VOTE      326,854
                  OR DIRECT THE VOTE:

            (iii) SOLE POWER TO DISPOSE           0
                  OR DIRECT THE
                  DISPOSITION OF:

            (iv)  SHARED POWER TO DISPOSE   326,854
                  OR DIRECT THE
                  DISPOSITION OF:

            (1) Gives effect to the conversion of 172,890 shares of Preferred stock into Common stock at the rate of 2.5 : 1. Each share of Preferred stock is entitled to five votes on matters that come before shareholders.


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                                                               PAGE 7 OF 9 PAGES

        OWNERSHIP: THOMAS C. MOORE

        (a) AMOUNT BENEFICIALLY OWNED:      345,992(2) SHARES

        (b) PERCENT OF CLASS: 13.4%

        (c) NUMBER OF SHARES AS TO WHICH
            SUCH PERSON HAS:

            (i)   SOLE POWER TO VOTE OR      31,992
                  DIRECT THE VOTE:

            (ii)  SHARED POWER TO VOTE      313,000
                  OR DIRECT THE VOTE:

            (iii) SOLE POWER TO DISPOSE      31,992

                  OR DIRECT THE
                  DISPOSITION OF:

            (iv)  SHARED POWER TO DISPOSE   313,000
                  OR DIRECT THE
                  DISPOSITION OF:

            (2) Includes 1,000 shares which may be acquired within 60 days upon exercise of stock options. Gives effect to the conversion of 1,020 shares of Preferred stock into Common stock at the rate of 2.5 : 1. Each share of Preferred stock is entitled to five votes on matters that come before shareholders.

        OWNERSHIP: JAMES O. MOORE

        (a) AMOUNT BENEFICIALLY OWNED:353,233(3) SHARES

        (b) PERCENT OF CLASS: 13.6%

        (c) NUMBER OF SHARES AS TO WHICH
            SUCH PERSON HAS:

            (i)   SOLE POWER TO VOTE OR      37,333
                  DIRECT THE VOTE:

            (ii)  SHARED POWER TO VOTE      313,000
                  OR DIRECT THE VOTE:


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                                                              PAGE 8 OF 9 PAGES

            (iii) SOLE POWER TO DISPOSE      37,333

                  OR DIRECT THE
                  DISPOSITION OF:

            (iv)  SHARED POWER TO DISPOSE   313,000
                  OR DIRECT THE
                  DISPOSITION OF:

            (3) Includes 2,900 shares which may be acquired within 60 days upon exercise of stock options. Gives effect to the conversion of 1,020 shares of Preferred stock into Common stock at the rate of 2.5 : 1. Each share of Preferred stock is entitled to five votes on matters that come before shareholders.

        OWNERSHIP: WILLIAM B. MOORE

        (a) AMOUNT BENEFICIALLY OWNED:      364,128(4) SHARES

        (b) PERCENT OF CLASS:                  14.0%

        (c) NUMBER OF SHARES AS TO WHICH SUCH
            PERSON HAS:

            (i)   SOLE POWER TO VOTE OR      40,378
                  DIRECT THE VOTE:

            (ii)  SHARED POWER TO VOTE      313,000
                  OR DIRECT THE VOTE:

            (iii) SOLE POWER TO DISPOSE      40,378

                  OR DIRECT THE
                  DISPOSITION OF:

            (iv)  SHARED POWER TO DISPOSE   313,000
                  OR DIRECT THE
                  DISPOSITION OF:

            (4) Includes 10,750 shares which may be acquired within 60 days upon exercise of stock options. Gives effect to the conversion of 1,020 shares of Preferred stock into Common stock at the rate of 2.5 : 1. Each share of Preferred stock is entitled to five votes on matters that come before shareholders.

                                                               PAGE 9 OF 9 PAGES

SIGNATURE

EACH OF THE UNDERSIGNED CERTIFIES THAT, AFTER REASONABLE INQUIRY AND TO THE BEST OF THEIR KNOWLEDGE AND BELIEF THE INFORMATION CONCERNING THEM SET FORTH IN AMENDMENT NO. 23 TO THE SCHEDULE 13G IS TRUE, COMPLETE AND CORRECT.

DATE: FEBRUARY 6, 1998

MOORE PRODUCTS CO.

BY: /s/ Frances O. Moore
    -------------------------------------


BY: /s/ Thomas C. Moore
    -------------------------------------


BY: /s/ James O. Moore
    -------------------------------------


BY: /s/ William B. Moore
    -------------------------------------



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                                                               PAGE 9 OF 9 PAGES

SIGNATURE

THE UNDERSIGNED CERTIFIES THAT, AFTER REASONABLE INQUIRY AND TO THE BEST OF HIS KNOWLEDGE AND BELIEF THE INFORMATION CONCERNING HIM SET FORTH IN AMENDMENT NO. 23 TO THE SCHEDULE 13G IS TRUE, COMPLETE AND CORRECT.

DATE: FEBRUARY 6, 1998

MOORE PRODUCTS CO.

BY:
    -------------------------------------
    THOMAS C. MOORE


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                                                               PAGE 9 OF 9 PAGES

SIGNATURE

THE UNDERSIGNED CERTIFIES THAT, AFTER REASONABLE INQUIRY AND TO THE BEST OF HIS KNOWLEDGE AND BELIEF THE INFORMATION CONCERNING HIM SET FORTH IN AMENDMENT NO. 23 TO THE SCHEDULE 13G IS TRUE, COMPLETE AND CORRECT.

DATE: FEBRUARY 6, 1998

MOORE PRODUCTS CO.

BY:
    -------------------------------------
    WILLIAM B. Moore


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                                                               PAGE 9 OF 9 PAGES

SIGNATURE

THE UNDERSIGNED CERTIFIES THAT, AFTER REASONABLE INQUIRY AND TO THE BEST OF HIS KNOWLEDGE AND BELIEF THE INFORMATION CONCERNING HIM SET FORTH IN AMENDMENT NO. 23 TO THE SCHEDULE 13G IS TRUE, COMPLETE AND CORRECT.

DATE: FEBRUARY 6, 1998

MOORE PRODUCTS CO.

BY:
    -------------------------------------
    JAMES O. Moore

                                                               PAGE 9 OF 9 PAGES

SIGNATURE

THE UNDERSIGNED CERTIFIES THAT, AFTER REASONABLE INQUIRY AND TO THE BEST OF HER KNOWLEDGE AND BELIEF THE INFORMATION CONCERNING HER SET FORTH IN AMENDMENT NO. 23 TO THE SCHEDULE 13G IS TRUE, COMPLETE AND CORRECT.

DATE: FEBRUARY 6, 1998

MOORE PRODUCTS CO.

BY:
    -------------------------------------
    FRANCES O. Moore


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